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                                  Exhibit 10.1

September 7, 1999


Mr. Anthony LaPine
Chief Executive Officer
Datalink.net, Inc.
1735 Technology Drive
Suite 790
San Jose, CA 95110

                            PERSONAL AND CONFIDENTIAL

Dear Tony:

     This letter agreement (the "Agreement") confirms the terms and conditions of the engagement of The Seidler Companies Incorporated ("TSC") by Datalink.net, Inc. ("Datalink" or the "Company") to render certain financial and advisory and investment banking services to Datalink in connection with a proposed $5 million to $10 million public or private financing (the "Transaction").

     TSC's principle business is to provide financial, consulting and investment banking services to corporate clients.

     Datalink has advised TSC that Datalink requires additional capital in order to consummate its business plan.

1. In order to finance Datalink, TSC agrees to perform the following services (the "Services"):

     (a) At Datalink's request, review current and historical financial and operating information of the Company;

     (b) At Datalink's request, help the Company prepare an executive summary of its business plan;

     (c) At Datalink's request, advise and assist the Company in its due diligence investigation of any potential investor;

     (d) At Datalink's request, advise and assist the Company in negotiations with any potential investor;

     (e) At Datalink's request, advise and assist the Company in the valuation and structuring of a financing.

2. The Company agrees to pay TSC for its services as follows:

     (a) A retainer fee of 10,000 shares of Datalink common stock with appropriate restrictions upon the signing of this Agreement, one half (or 5,000 shares) to be granted upon the

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          signing of the Agreement, and the remaining five thousand (5,000)
          shares to be granted in installments of 1,000 shares per month for the next five months;

     (b) A success fee based upon the type of financing arranged by TSC, but in no event shall the fee exceed five percent (5%) of the total money raised by TSC's financing efforts. If other third parties assist the Company in raising money, the total success fee of 5% will be divided among all parties, based upon each party's services to the Company.

3. The term of this Agreement shall commence on the date hereof and end 12 months thereafter. This Agreement may be renewed upon mutual written agreement of TSC and the Company. Either party may terminate this Agreement at any time by giving the other party at least thirty (30) days prior written notice of such termination, at which time the Company shall pay to TSC all fees earned and all reasonable expenses incurred, in accordance with Paragraphs 2 and 4 hereof. The Company agrees to pay TSC any fees specified in paragraph 2 if the events specified therein shall occur during the term of this Agreement. Any obligation pursuant to this Paragraph 3 shall survive the termination or expiration of this Agreement.

4. The Company agrees to reimburse TSC for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, travel, accommodations, telephone, computer, courier and supplies) in connection with the performance of its activities under this Agreement, provided that such expenses do not exceed five hundred dollars ($500) in any single month without prior approval by the Company. All such fees, expenses and costs will be billed monthly and are payable when invoiced. Upon termination or expiration of the Agreement, any unreimbursed fees and expenses will be immediately due and payable. Any obligation pursuant to this Paragraph 4 shall survive the termination or expiration of this Agreement.

5. In addition to the payment of fees and reimbursement of fees and expenses provided for above, and regardless of whether a Transaction is consummated, the Company agrees to indemnify TSC with regard to the matters contemplated herein, as set forth in Appendix A, attached hereto, which is incorporated by reference as if fully set forth herein. This Paragraph 5 shall survive the termination or expiration of this Agreement.

6. Each party agrees that, except as compelled by law, it will not disclose the services or advice to be provided by TSC under this Agreement publicly or to any third party without the prior written approval of the other party. Notwithstanding, TSC shall be permitted to advertise the services it provided in connection with this financing subsequent to a consummation of the financing.

7. In providing the Services, TSC acknowledges that it shall have no authority to bind the Company in any respect.

8. Any and all information, in any form, given by the Company to TSC shall be treated as confidential, whether or not it is labeled as such. This information shall be treated in a manner no less restrictive than the strictest procedures used by TSC to protect its own confidential information. TSC agrees not to disclose this information to others except to those employees who are required to have the information in order to carry out the contemplated purposes described in this Agreement. TSC agrees to notify the Company in writing of any misuse or misappropriation of such confidential information. TSC's obligation under this paragraph shall survive for two years after the termination of this Agreement. Any

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materials or documents which have been furnished to TSC in accordance to this agreement will be promptly returned at the Company's request, or upon termination of the Agreement.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws or provisions thereof and may not be amended or modified except in a writing signed by both parties.

10. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party.

11. In the event a disagreement between the parties cannot be resolved, the parties mutually agree to resolve any conflicts through arbitration proceedings.

     Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed letters in the space provided and returning them to use for execution, whereupon we will send you a fully executed original letter which shall constitute a binding agreement as of the date first above written.


                                    THE SEIDLER COMPANIES, INC.


                                      By: /s/ Charles K. Dargan
                                          ---------------------------
                                          Charles K. Dargan, II
                                          Managing Director
                                          Corporate Finance


Agreed to and accepted as
of the above date.

DATALINK.NET, INC.


By: /s/ Anthony LaPine
    ------------------------
    Anthony LaPine
    Chief Executive Officer